SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2003

THORNBURG MORTGAGE, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-11914 (Commission File Number)	85-0404134 (I.R.S. Employer Identification No.)

150 Washington Avenue, Suite 302 Santa Fe, New Mexico (Address of principal executive offices)	87501 (Zip Code)

Registrant’s telephone number, including area code: (505) 989-1900

N/A

(Former name or former address, if changed since last report.)

Item 5 Other Events.

On May 23, 2003, Thornburg Mortgage, Inc. (the “Company”) entered into a Sales Agreement (the “Agreement”) with Cantor Fitzgerald & Co., as sales agent (the “Sales Agent”). In accordance with the terms of the Agreement, the Company may offer and sell up to 6,829,596 shares of its common stock (the “Shares”) from time to time through the Sales Agent. Sales of the Shares, if any, may be made in privately negotiated transactions and/or any other method permitted by law, including but not limited to sales at other than a fixed price made on or through the facilities of the New York Stock Exchange, or sales made to or through a market maker or through an electronic communications network, or in any other manner that may be deemed to be an at-the-market offering as defined in Rule 415 of the Securities Act of 1933, as amended. In accordance with the rules of the Securities and Exchange Commission, the aggregate gross proceeds from at-the-market sales will not exceed $138.45 million. The Sales Agent will make all sales on a best efforts basis using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the Sales Agent and the Company.

The Sales Agent will be entitled to a commission equal to two percent (2%) of the initial twelve million dollars ($12,000,000) of the gross proceeds with respect to sales of the Shares made by the Sales Agent during any calendar month (the “Monthly Sales Threshold”) plus three percent (3%) of the gross proceeds in excess of the Monthly Sales Threshold for sales of the Shares made by the Sales Agent during that same calendar month.

Item 7(c) Exhibits.

The following exhibit is filed as part of this report in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit	Name of Exhibit

1.12	Sales Agreement, dated May 23, 2003, between the Company and the Sales Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORNBURG MORTGAGE, INC.

Date: May 28, 2003	By:	/s/ MICHAEL B. JEFFERS
Michael B. Jeffers, Secretary

EXHIBIT INDEX

Exhibit Number	Name of Exhibit
1.12	Sales Agreement, dated May 23, 2003, between the Company and the Sales Agent